EXHIBIT 23
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The Board of Directors
Wintrust Financial Corporation:


We consent to incorporation by reference in the Registration Statement (No. 333-33459), on Form S-8 of Wintrust Financial Corporation of our report dated March 17, 1998, relating to the consolidated statements of condition of Wintrust Financial Corporation and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997, which report is incorporated by reference in the December 31, 1997 annual report on Form 10-K of Wintrust Financial Corporation.


/s/ KPMG Peat Marwick LLP

Chicago, Illinois
March 30, 1998